Registration No.333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________

KINDER MORGAN ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0380342 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas  77002
(Address of registrant's principal executive offices)
Kinder Morgan Energy Partners, L.P. Common Unit
Compensation Plan for Non-Employee Directors
(Full title of Plan)

Joseph Listengart
500 Dallas Street, Suite 1000
Houston, Texas  77002
(Name and address of agent for service)

(713) 369-9000
(Telephone number, including area code, of agent for service)

Copy to:

Gary W. Orloff
Bracewell & Patterson, L.L.P.
711 Louisiana Street, Suite 2900
Houston, Texas 77002-2781
Telephone: (713) 221-1306
Fax: (713) 221-2166
____________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Units Representing Limited Partner Interests	100,000 common units	$45.26	$4,526,000	$533

(1)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common units of Kinder Morgan Energy Partners, L.P. on The New York Stock Exchange on January 14, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Kinder Morgan Energy Partners, L.P. (the "Partnership") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

1.	The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

2.	The Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

3.	The Partnership's Current Report on Form 8-K filed on November 22, 2004; and

4.	The description of the common units representing limited partner interests contained in the Partnership's Registration Statement on Form 8-A, as amended.

     All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.

      Kinder Morgan Management, LLC

     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Kinder Morgan Management, LLC (the "Company") provides that the Company will, to the extent deemed advisable by the Company's board of directors, indemnify any person who is or was an officer or director of the Company, the record holder of the Company's voting shares, and any person who is or was an officer, director or affiliate of the record holder of the Company's voting shares, from liabilities arising by reason of such persons' status, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts. Officers and directors of the Company are also indemnified by the Partnership, as described below. Officers and directors of the Company who are also officers and directors of Kinder Morgan, Inc. are also entitled to indemnification from Kinder Morgan, Inc.

     Kinder Morgan Energy Partners, L.P.

     Section 17-108 of the Delaware Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The Partnership Agreement for the Partnership provides that the Partnership will indemnify Kinder Morgan G.P., Inc. (the "KM General Partner"), any Departing Partner (as defined in that Partnership Agreement) and any person who is or was an officer or director of the KM General Partner or any Departing Partner, to the fullest extent permitted by the law. The Partnership will also indemnify the Company and any person who is or was a manager, officer or director of the Company to the same extent as such provisions apply to the KM General Partner and any of the KM General Partner's officers and directors. In addition, the Partnership may indemnify, to the extent deemed advisable by the KM General Partner and to the fullest extent permitted by law, any person who is or was an officer or director of the KM General Partner or any Departing Partner or an affiliate of the KM General Partner or any Departing Partner or who is or was serving at the request of the KM General Partner or any Departing Partner or any affiliate of the KM General Partner or any Departing Partner as an officer, director, employee, partner, agent or trustee of another person. These indemnitees will be indemnified from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an officer, director, employee, partner, agent or trustee of the KM General Partner, any Departing Partner or any of their affiliates or a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership and the KM General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate such indemnification. The Partnership is authorized to purchase (or to reimburse the KM General Partner or its affiliates for the cost of) insurance against any liability asserted against or expense incurred by such person in connection with the Partnership's activities.

     Article XII(c) of the Certificate of Incorporation of the KM General Partner (the "corporation'' therein), contains the following provisions relating to indemnification of directors and officers:

"(c) Each director and each officer of the corporation (and his heirs, executors and administrators) shall be indemnified by the corporation against expenses reasonably incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be made a party, by reason of his being or having been a director or officer of the corporation (whether or not he continues to be a director or officer of the corporation at the time of incurring such expenses), except in cases where the claim made against him shall be admitted by him to be just, and except in cases where such action, suit or proceeding shall be settled prior to adjudication by payment of all or a substantial portion of the amount claimed, and except in cases in which he shall be adjudged in such action, suit or proceeding to be liable or to have been derelict in the performance of his duty as such director or officer. Such right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.''

     Officers and directors of the KM General Partner who are also officers and directors of Kinder Morgan, Inc. and/or the Company are also entitled to indemnification from Kinder Morgan, Inc. pursuant to Kinder Morgan, Inc.'s articles of incorporation and/or the Company's limited liability company agreement, as the case may be.

     Kinder Morgan Management, LLC and Kinder Morgan Energy Partners, L.P.

     The Company, the Partnership and the KM General Partner maintain liability insurance policies covering their officers and directors against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Kinder Morgan Energy Partners, L.P.'s Form 10-Q for the quarter ended June 30, 2001).

4.2	Specimen certificate evidencing Common Units Representing Limited Partner Interests (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Kinder Morgan Energy Partners, L.P.'s Registration Statement on Form S-4, Registration No. 333-44519, filed on February 4, 1998).

4.3*	Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.
4.4*	Form of Kinder Morgan Energy Partners, L.P. Non-Employee Director Common Unit Compensation Agreement.
5*	Opinion of Bracewell & Patterson, L.L.P. as to the validity of the Common Units registered hereunder.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
24*	Powers of Attorney.
____________________________ * Filed herewith

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of January, 2005.

KINDER MORGAN ENERGY PARTNERS, L.P. (A Delaware Limited Partnership)

By:	Kinder Morgan G.P., Inc., its general partner

By:	Kinder Morgan Management, LLC, its delegate

By:	/s/ Joseph Listengart
Joseph Listengart Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated and on the 19th day of January, 2005.

Signature	Title

/s/ Richard D. Kinder	Director, Chairman of the Board and Chief Executive
Richard D. Kinder	Officer of Kinder Morgan Management, LLC
(principal executive officer)

/s/ C. Park Shaper	Director, Executive Vice President and Chief Financial
C. Park Shaper	Officer of Kinder Morgan Management, LLC
(principal financial and accounting officer)

*	Director of Kinder Morgan Management, LLC
Edward O. Gaylord

*	Director of Kinder Morgan Management, LLC
Gary L. Hultquist

*	Director of Kinder Morgan Management, LLC
Perry M. Waughtal

(Constituting all of the Board of Directors)
*By:	/s/ Joseph Listengart
Joseph Listengart Attorney-in-fact

INDEX TO EXHIBITS
Exhibit Number	Description

4.1	Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Kinder Morgan Energy Partners, L.P.'s Form 10-Q for the quarter ended June 30, 2001).

4.2	Specimen certificate evidencing Common Units Representing Limited Partner Interests (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Kinder Morgan Energy Partners, L.P.'s Registration Statement on Form S-4, Registration No. 333-44519, filed on February 4, 1998).

4.3*	Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors.
4.4*	Form of Kinder Morgan Energy Partners, L.P. Non-Employee Director Common Unit Compensation Agreement.
5*	Opinion of Bracewell & Patterson, L.L.P. as to the validity of the Common Units registered hereunder.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Bracewell & Patterson, L.L.P. (included in the opinion filed as Exhibit 5 hereto).
24*	Powers of Attorney.
____________________________ * Filed herewith